Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)

Adecoagro S.A.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity	Common shares, par value $1.50 per share, reserved for issuance under the Registrant’s Seventh Amended Restricted Share and Unit Plan	Rule 457(c) and Rule 457(h)	543,800	$7.44	$4,045,872	0.0001102	$445.86
Total Offering Amounts					$4,045,872		$445.86
Total Fee Offsets							-
Net Fee Due							$445.86
(1)This Registration Statement on Form S-8 (this “Registration Statement”) covers 543,800 common shares of Adecoagro S.A. (the “Company” or the “Registrant”) that were added to the common shares authorized for issuance pursuant to the Registrant’s Eighth Amended Restricted Share and Unit Plan (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional common shares that may become issuable under the Plan by reason of any share dividend, share split or other similar transaction.
(2)Rounded up to the nearest cent.
(3)Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices for the common shares as quoted on the New York Stock Exchange on March 17, 2023 of $7.44 per share.